Exhibit 99.1

News From

Buena, NJ 08310

Release Date: March 31, 2016

Contact:	Jenniffer Collins
Teligent, Inc.
(856) 697-4379
www.teligent.com

TELIGENT, INC. APPOINTS DR. CAROLE BEN-MAIMON TO BOARD OF DIRECTORS

BUENA, NJ – (PRNewswire) – Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based specialty generic pharmaceutical company, today announced it has appointed Dr. Carole Ben-Maimon to its Board of Directors. Dr. Ben-Maimon will also serve on the Company’s Compensation and Nominating Committees.

Jason Grenfell-Gardner, President and CEO of the Company, commented, "We are grateful Carole has agreed to join our Board of Directors. Carole’s extensive experience in the generic pharmaceutical industry, particularly her most recent experience at Impax Laboratories, Inc., will be a valuable asset to Teligent and its Board of Directors.” Mr. Grenfell-Gardner continued, “We look forward to working with Carole, as we continue to execute our TICO strategy, focused on the topical, injectable, complex and ophthalmic generic pharmaceutical markets.”

Dr. Ben-Maimon currently works as consultant to the pharmaceutical industry.  She has over 25 years of experience in the pharmaceutical industry, having held various senior leadership positions at Impax Laboratories, Inc., Qualitest Pharmaceuticals, Inc., Alita Pharmaceuticals, Inc., Barr Pharmaceuticals, Inc., including Duramed Research Inc. (a wholly owned subsidiary of Barr Pharmaceuticals, Inc.), and with Teva Pharmaceuticals USA. She has also served on the Board of Directors of Barr Pharmaceuticals. Dr. Ben-Maimon is a graduate of Thomas Jefferson Medical College and received a Bachelor of Arts in biology from The University of Pennsylvania where she graduated magna cum laude. She completed clinical and research training in internal medicine and nephrology at Thomas Jefferson University.

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.